                                                                      EXHIBIT 11

                          CUBIST PHARMACEUTICALS, INC.

                        COMPUTATION OF INCOME PER SHARE

                     AS OF DECEMBER 31, 1993, 1994 AND 1995
                   AND THE THREE MONTHS ENDED MARCH 31, 1996

                                                       HISTORICAL    PRO FORMA
                                                       -----------  -----------
Beginning Balance 1/1/93..............................     444,899    1,159,184
Issuance of Common Stock..............................      36,751       36,751
Issuance of Cheap Stock...............................     828,059      828,059
Issuance of Preferred Stock...........................           0      686,971
                                                       -----------  -----------
  Weighted Average Shares at 12/31/93.................   1,309,709    2,710,965
  Net Loss............................................ $(1,687,894) $(1,687,894)
  Net Loss per Share..................................      $(1.29)      $(0.62)
                                                       ===========  ===========
Beginning Balance 1/1/94..............................     546,864    3,299,721
Issuance of Common Stock..............................      85,661       85,661
Issuance of Cheap Stock...............................     828,059      828,059
Issuance of Preferred Stock...........................           0       43,260
                                                       -----------  -----------
  Weighted Average Shares at 12/31/94.................   1,460,584    4,256,701
  Net Loss............................................ $(4,813,035) $(4,813,035)
  Net Loss per Share..................................      $(3.30)      $(1.13)
                                                       ===========  ===========
Beginning Balance 1/1/95..............................     910,030    3,729,083
Issuance of Common Stock..............................      76,228       76,228
Issuance of Cheap Stock...............................     828,059      828,059
Issuance of Preferred Stock...........................           0    1,631,673
                                                       -----------  -----------
  Weighted Average Shares at 12/31/95.................   1,814,317    6,265,043
  Net Loss............................................ $(5,396,006) $(5,396,006)
  Net Loss per Share..................................      $(2.97)      $(0.86)
                                                       ===========  ===========
Beginning Balance 1/1/96..............................   1,016,666    5,981,120
Issuance of Common Stock..............................     (12,191)     (12,191)
Issuance of Cheap Stock...............................     828,059      828,059
Issuance of Preferred Stock...........................           0            0
                                                       -----------  -----------
  Weighted Average Shares at 3/31/96..................   1,832,534    6,796,988
  Net Loss............................................ $(1,873,227) $(1,873,227)
  Net Loss per Share..................................      $(1.02)      $(0.28)
                                                       ===========  ===========